Exhibit 99.1

Aytu BioScience Announces Publication of Manuscript Summarizing Results from the Ongoing

Natesto® Spermatogenesis Study

Sperm Concentration, Motility, and Total Motile Sperm Count Remain Within Normal Ranges in

Hypogonadal Men Taking Natesto

ENGLEWOOD, CO / ACCESSWIRE / September 17, 2018 / Aytu BioScience, Inc. (NASDAQ: AYTU), a specialty pharmaceutical company focused on global commercialization of novel products addressing significant medical needs, today announced the publication of a clinical trial update in the journal European Urology Focus on the effects of Natesto® on reproductive hormones and semen parameters. This study is being conducted at the University of Miami’s Department of Urology, and Dr. Ranjith Ramasamy, MD, the Director of Reproductive Urology, is the study’s principal investigator.

The publication entitled, “Natesto Effects on Reproductive Hormones and Semen Parameters: Results from an Ongoing Single-center, Investigator-initiated Phase IV Clinical Trial” provides updated data on five of the 23 currently enrolled subjects, through six months of Natesto treatment. Testosterone therapy (TTh), as a whole, is known to decrease gonadotropin levels, diminish sperm production and function, and decrease the natural production of endogenous testosterone in men being treated with TTh. Maintenance of fertility and family planning is an important discussion topic when considering TTh, therefore, the effect of Natesto possibly minimizing the impact on sperm production would be clinically impactful and novel by providing a safe and effective approach for treating men with hypogonadism.

After both three months and six months of Natesto therapy, there were no statistically significant changes in sperm concentration, sperm motility, and total motile sperm count from baseline. Median total motile sperm count (TMSC) were slightly, but not significantly, reduced from 37.5 million at baseline to 32.5 million after six months of Natesto therapy. Additionally, 80% of men had total testosterone levels above 300 ng/dL, median 654.0 (389.5 - 810.3) ng/dL. Gonadotropin levels for luteinizing hormone (LH) and follicle-stimulating hormone (FSH) were reduced, but remained within the normal reference range.

Dr. Ranjith Ramasamy commented, “About two million men in the US with low testosterone are young and interested in maintaining their fertility. The current options to increase testosterone and simultaneously maintain sperm production are not FDA-approved and therefore need to be used off-label. The initial results from the trial with Natesto are exciting, and we are optimistic that the final results will be similar to the preliminary data. Increasing testosterone while maintaining fertility with Natesto could be a paradigm-shift in treatment of men with low testosterone.”

Josh Disbrow, Chief Executive Officer of Aytu BioScience explained, “We believe the implications of these early study results are far reaching in potentially establishing a new clinical approach for treating younger men, and potentially any men, who wish to preserve their fertility and gonadotropin function while being treated for hypogonadism. This study could prove to further distinguish Natesto from other testosterone treatments as more results are reported. We appreciate Dr. Ramasamy’s leadership in this potentially paradigm-shifting study, and we look forward to observing additional results as they are available.”

To read the published article, please visit https://www.eu-focus.europeanurology.com/article/S2405-4569(18)30228-1/fulltext

Aytu BioScience is sponsoring this investigator-initiated trial, and complete details on this study can be found at https://clinicaltrials.gov/ct2/show/NCT03203681?term=Natesto&rank=4

About Aytu BioScience, Inc.

Aytu BioScience is a commercial-stage specialty pharmaceutical company focused on global commercialization of novel products addressing significant medical needs. The company currently markets Natesto®, the only FDA-approved nasal formulation of testosterone for men with hypogonadism (low testosterone, or “Low T”). Additionally, Aytu is developing MiOXSYS®, a novel, rapid semen analysis system with the potential to become a standard of care for the diagnosis and management of male infertility caused by oxidative stress. MiOXSYS is commercialized outside of the U.S. where it is a CE Marked, Health Canada cleared, Australian TGA approved, Mexican COFEPRAS approved product, and Aytu is planning U.S.-based clinical trials in pursuit of 510k de novo medical device clearance by the FDA. Aytu recently acquired exclusive U.S. and Canadian rights to ZolpiMist™, an FDA-approved, commercial-stage prescription sleep aid indicated for the short-term treatment of insomnia characterized by difficulties with sleep initiation. Aytu’s strategy is to continue building its portfolio of revenue-generating products, leveraging its focused commercial team and expertise to build leading brands within large, growing markets. For more information visit aytubio.com.

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Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect the company’s expectations about its future operating results, performance, and opportunities that involve substantial risks and uncertainties. When used herein, the words “anticipate,” “believe,” “estimate,” “upcoming,” “plan,” “target”, “intend” and “expect” and similar expressions, as they relate to Aytu BioScience, Inc., its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the company and are subject to a number of risks, uncertainties, and other factors that could cause the company’s actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement and our SEC filings. Please see the risks and uncertainties detailed in the “Forward-Looking Statements” and “Risk Factors” sections of our Annual Report on Form 10-K for the year ended June 30, 2018, and in other documents and reports we file from time to time with the SEC.

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SOURCE: Aytu BioScience, Inc.